EXHIBIT 4.1

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                           SERIES B-1 PREFERRED STOCK

                                       OF

                                 CRDENTIA CORP.

                         ------------------------------

                             Pursuant to Section 151
             of the General Corporation Law of the State of Delaware
                        ---------------------------------

                  Crdentia Corp. (the "CORPORATION"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that pursuant to the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, by an action by unanimous written consent dated as of August 3, 2004, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

                  WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Corporation's Amended and Restated Certificate of Incorporation (the "CHARTER"), to fix by resolution or resolutions the designation of each class or series of Preferred Stock (the "PREFERRED Stock") and the voting powers, and any designations, preferences, and relative, participating, optional or other special rights of any such class or series of Preferred Stock, as well as such other provisions with regard to redemption, dividends, conversion or exchange, and any qualifications or restrictions thereof or such other subjects or matters as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors; and

                  WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix the terms of the series of Preferred Stock designated as Series B-1 Preferred Stock (the "SERIES B-1 PREFERRED STOCK").

                  NOW, THEREFORE, BE IT RESOLVED, that the terms and provisions of such series and all other right or preferences granted to or imposed upon such series or the holders thereof are as herein set forth:

                  Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series B-1 Preferred Stock" (the "SERIES B-1 PREFERRED STOCK") and the number of shares constituting the Series B-1 Preferred Stock shall be One Hundred Thousand (100,000), $0.0001 par value. Such number may be increased or decreased by resolution of the Board of Directors of the Corporation; provided, however, that no decrease shall reduce the number of shares of Series B-1 Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible or exercisable into Series B-1 Preferred Stock.


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                  Section 2. DIVIDENDS AND DISTRIBUTIONS. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) expressly ranking senior to, or PARI PASSU with, the Series B-1 Preferred Stock with respect to dividends, each holder of a share of Series B-1 Preferred Stock, in preference to the holders of shares of Common Stock, par value $0.0001 per share (the "COMMON STOCK"), of the Corporation, and of any other junior stock, shall be entitled to receive, when declared by the Board of Directors out of funds legally available for the purpose, a dividend of 1.5 shares of Common Stock (subject to adjustment as described below) on each of September 30, 2004, December 31, 2004, March 31, 2005, June 30, 2005, September 30, 2005 and
December 31, 2005 (each, a "DESIGNATED DIVIDEND DATE"). In the event of an automatic conversion of the Series B-1 Preferred Stock pursuant to Section 4(b) below prior to the next scheduled Designated Dividend Date, if any, the Company shall immediately prior to such automatic conversion pay a dividend on each share of Series B-1 Preferred Stock of 1.5 shares of Common Stock (subject to adjustment as described below). In addition, if any cash dividend is declared on shares of Common Stock, a dividend shall be paid out of legally available funds on each share of Series B-1 Preferred Stock equal to the consideration that each such share would have received had such share been converted into Common Stock immediately prior to the record date fixed for such dividend. The dividend of
1.5 shares of Common Stock described herein shall be (i) increased or decreased in proportion to the increase or decrease in the Conversion Ratio (as defined in Section 4(a)) effected pursuant to Sections 4(d)(iii) or (iv) and (ii) adjusted for stock splits, dividends, recapitalizations and the like of the Series B-1 Preferred Stock.

                  Section 3. LIQUIDATION PREFERENCE.

                           (a) Subject to the rights of holders of any class of
capital stock or series thereof expressly ranking senior to, or PARI PASSU with, the Series B-1 Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of each share of the Series B-1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, prior to and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock or any other junior stock by reason of their ownership thereof, an amount equal to $60.00 (as adjusted for stock splits, stock dividends, recapitalizations and the like of the Series B-1 Preferred Stock) for each outstanding share of Series B-1 Preferred Stock, plus declared but unpaid dividends on such share. If the assets of the Corporation are not sufficient to pay in full the payments payable to the holders of outstanding shares of Series B-1 Preferred Stock upon the liquidation, dissolution or winding up of the affairs of the Corporation, then the holders of all such shares shall share ratably with all other holders of shares of Series B-1 Preferred Stock in such distribution of assets in proportion to the Liquidation Preference of the respective shares.

                           (b) Upon completion of the distribution required by
subsection (a) of this Section 3 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, all of the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Series B-1 Preferred Stock, Common Stock and any other series of Preferred Stock expressly entitled to participate, pro rata based on the number of shares of Common Stock held by each (assuming conversion of all shares of Series B-1 Preferred Stock); provided, however, that the holders of Series B-1 Preferred Stock shall not be entitled to further participate in any distribution of the remaining assets of this Corporation pursuant to this Section 3(b) following receipt by such holders of aggregate distributions pursuant to this Section 3 equal to $300.00 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like on the Series B-1 Preferred Stock).


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                           (c) The merger, consolidation or acquisition of the
Corporation into or with or by another entity or person which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other person or entity or affiliate of such entity (except if such merger, consolidation or acquisition does not result in the transfer of more than fifty percent (50%) of the voting securities of the Corporation's stock or in which the holders of the voting securities of the Corporation immediately prior to the transaction continue to hold not less than 50% of the voting securities of the resulting entity after the transaction) or the sale of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this section. The amount deemed distributed to the holders of Series B-1 Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

                  Section 4. CONVERSION. The holders of the Series B-1 Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                           (a) RIGHT TO CONVERT. Each share of Series B-1
Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $60.00 (as adjusted proportionally for stock splits, stock dividends, recapitalizations and the like of the Series B-1 Preferred Stock, the "ORIGINAL ISSUANCE PRICE") by (ii) the Conversion Price (such ratio being referred to as the "CONVERSION RATIO"). The initial Conversion Price for the Series B-1 Preferred Stock shall be $0.60; PROVIDED, HOWEVER, that the Conversion Price for the Series B-1 Preferred Stock shall be subject to adjustment as set forth in Section 4(d). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of delivery of notice by the holder to the Corporation stating that such holder desires to convert the Series B-1 Preferred Stock as contemplated by this Section 4(a), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                           (b) AUTOMATIC CONVERSION. Each share of Series B-1
Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Ratio at the time in effect for such Series B-1 Preferred Stock upon the earlier of (i) the closing of an underwritten public offering of the Corporation's Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, with aggregate net proceeds to the Corporation in excess of twenty-five million dollars ($25,000,000) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock, voting together as a class.. All holders of record of shares of Series B-1 Preferred Stock will be given written notice of an automatic conversion of all shares of Series B-1 Preferred Stock pursuant to this Section 4(b) (the "CONVERSION NOTICE"). Within ten (10) days following receipt of such Conversion Notice, each holder of Series B-1 Preferred Stock shall surrender the certificate or certificates representing all of such holder's Series B-1 Preferred Stock, duly endorsed, at the office of this Corporation or of any transfer agent for the Series B-1 Preferred Stock.

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This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B-1 Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of delivery of the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                           (c) MECHANISM OF CONVERSION. Before any holder of
Series B-1 Preferred Stock pursuant to Section 4(a) above, shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series B-1 Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B-1 Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series B-1 Preferred Stock representing the unconverted portion of the certificate so surrendered. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B-1 Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B-1 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                           (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK.
The Conversion Prices of the Series B-1 Preferred Stock shall be subject to adjustment from time to time as follows:

                                    (i) (A) If this Corporation shall issue,
after the date upon which any shares of Series B-1 Preferred Stock were first issued (the "PURCHASE DATE" with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series B-1 Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 4(d)(i)) be adjusted to a price equal to the price paid per share for such Additional Stock.


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                                            (B) No adjustment of the Conversion
Price for any Series B-1 Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment. Except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                            (C) In the case of the issuance of
Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                            (D) In the case of the issuance of
the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                                            (E) In the case of the issuance
(whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and
Section 4(d)(ii):

                                                     (1) The aggregate maximum
number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                                                     (2) The aggregate maximum
number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)).


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                                                     (3) In the event of any
change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series B-1 Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                                     (4) Upon the expiration of
any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B-1 Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                                     (5) The number of shares of
Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either
Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).

                                    (ii) "Additional Stock" shall mean any
shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by this Corporation after the applicable Purchase Date other than:

                                            (A) shares of Common Stock issued
pursuant to a transaction described in Section 4(d)(iii) hereof;

                                            (B) shares of Common Stock issued or
deemed issued to employees, consultants, officers, directors or vendors of this Corporation directly or pursuant to a stock option plan and/or agreement, restricted stock purchase plan or other agreement approved by the Board of Directors of this Corporation;

                                            (C) shares of Common Stock issued or
issuable (I) in a bona fide public offering under the Act or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;


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                                            (D) shares of Common Stock issued
pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof or subsequently issued pursuant to this
Section 4(d)(ii);

                                            (E) shares of Common Stock issued or
issuable in connection with a bona fide business acquisition of or by this Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Board of Directors of this Corporation; or

                                            (F) shares of Common Stock issued or
issuable to persons or entities in connection with strategic alliances or to strategic corporate partners or to parties that are providing the Corporation with equipment loans, real property leases, loans, credit lines, guarantees of indebtedness, licensing agreements, consulting agreements, cash price reductions or similar transactions.

                                    (iii) In the event this Corporation should
at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "COMMON STOCK EQUIVALENTS") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B-1 Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                                    (iv) If the number of shares of Common Stock
outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B-1 Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                           (e) OTHER DISTRIBUTIONS. In the event this
Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii), then, in each such case for the purpose of this Section 4(e), the holders of the Series B-1 Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of the Series B-1 Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.


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                           (f) RECAPITALIZATIONS. If at any time or from time to
time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 3 or this Section 4) provision shall be made so that the holders of the Series B-1 Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B-1 Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series B-1 Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of each series of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B-1 Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                           (g) NO IMPAIRMENT. This Corporation will not, by
amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B-1 Preferred Stock against impairment.

                           (h) NO FRACTIONAL SHARES. No fractional shares shall
be issued upon the conversion of any share or shares of the Series B-1 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, this Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of the total number of the Series B-1 Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                           (i) NOTICES OF RECORD DATE. In the event of any
taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of the Series B-1 Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.


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                           (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION.
This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B-1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B-1 Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

                           (k) NOTICES. Any notice required by the provisions of
this Section 4 to be given to the holders of shares of the Series B-1 Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

                  Section 5. REDEMPTION. Neither the Corporation nor the holders of Series B-1 Preferred Stock, shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of the Series B-1 Preferred Stock.

                  Section 6. VOTING RIGHTS. The holder of each share of Series B-1 Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B-1 Preferred Stock could then be converted; provided that, in determining the number of votes represented by each share, the Conversion Price shall not be adjusted for any shares of Common Stock for which a record date for their distribution has been fixed, but as to which the distribution had not been made at the time of the vote, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B-1 Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). In addition, no series of Preferred Stock ranking prior to or superior to the Series B-1 Preferred Stock with respect to dividends, voting rights or liquidation preference shall be created by this Corporation without the prior approval of a majority of the outstanding interests of the Series B-1 Preferred Stock voting as a single class.

                  Section 7. STATUS OF CONVERTED STOCK. In the event any shares of Series B-1 Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Corporation may take such appropriate corporate action as may be necessary to reduce the number of authorized shares of the Corporation's capital stock.

                  Section 8. RANK. Except as otherwise provided in the terms of any other class of the Corporation's Preferred Stock, the Series B-1 Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, PARI PASSU with the Corporation's Series A Preferred Stock and Series B Preferred Stock and junior to all other series of any other class of the Corporation's Preferred Stock.


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                  Section 9. GENERAL PROVISIONS.

                           (a) AMENDMENT. This Certificate of Designation
constitutes an agreement between the Corporation and the holders of the Series B-1 Preferred Stock. Except as otherwise set forth herein, it may be amended by vote of the Board of Directors of the Corporation and the holders of a majority of the outstanding shares of Series B-1 Preferred Stock.

                           (b) HEADINGS. The headings of the paragraphs,
subparagraphs, clauses, and sub-clauses of this Certificate of Designation are for convenience of reference only and shall not define, limit, or affect any of the provisions hereof.




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                  IN WITNESS WHEREOF, the undersigned has caused this
Certificate of Designation to be signed by its Chief Executive Officer, this 9th day of August 2004.

                                        CRDENTIA CORP.


                                        By: /S/ JAMES D. DURHAM
                                            ------------------------
                                        Name:    James D. Durham
                                        Title:   Chief Executive Officer



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